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                                                           For more information:
                                                              NEXTLINK Contacts:
                                                Todd Wolfenbarger (425) 519-3946
                                                  Nancy Bacchieri (425) 519-8940

                                                      Forstmann Little Contacts:
                                                       George Sard/Anna Cordasco
                                                            Sard Verbinnen & Co.
                                                                  (212) 687-8080

               FORSTMANN LITTLE TO INVEST $850 MILLION IN NEXTLINK

McLean, Va., and New York, December 8, 1999 -- NEXTLINK Communications Inc. (Nasdaq: NXLK), one of the nation's premier facilities-based broadband communications providers, and Forstmann Little & Co. today announced the signing of an agreement under which Forstmann Little will invest $850 million in NEXTLINK to be used to expand the Company's networks and services, introduce new technologies and fund the Company's business plan.

Forstmann Little will invest approximately $850 million in NEXTLINK in the form of convertible preferred stock with a conversion price of $63.25 per share and a
3.75 percent dividend. Under the agreement, Forstmann Little may convert to and transfer the common stock after one year, and NEXTLINK may call the preferred stock after five years. Forstmann Little will also have the option of requiring redemption of the preferred stock after 10 years. The investment represents ownership of approximately 8 percent of NEXTLINK's fully diluted common shares. The transaction is subject to certain conditions and is expected to close in early 2000. Nicholas C. Forstmann and Sandra J. Horbach, both general partners at Forstmann Little, will join the NEXTLINK Board of Directors.

"NEXTLINK is uniquely positioned to become an industry leader with a developing set of unrivaled broadband communications assets throughout the U.S.," said NEXTLINK Chairman and Chief Executive Officer Dan Akerson. "Forstmann Little has a proven history of making smart investments that deliver results. This agreement is yet another validation of NEXTLINK's business strategy, and I am personally very pleased to work with Forstmann Little once again."

"We believe there is a significant opportunity in the telecom sector," said Nicholas Forstmann. "NEXTLINK owns an outstanding portfolio of telecommunications assets, including exclusive interests in a 16,000 mile inter-city fiber network currently under construction, robust local fiber networks that are being operated or built in most of the top 30 markets throughout the country, and licenses to more LMDS broadband wireless spectrum than any other company in the United States."

"We are especially pleased to be working again with Dan Akerson, a former Forstmann Little general partner," said Sandra Horbach. "He created significant value when he led General Instrument, one of our former portfolio companies, through a period of high growth in a rapidly



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changing industry environment. He has done the same for Nextel, where he and
Craig McCaw have created an outstanding leader in the wireless telecommunications industry."

NEXTLINK was founded in 1994 by telecommunications pioneer Craig McCaw to provide high-quality, broadband communications services to businesses over fiber optic and broadband wireless facilities across the United States. NEXTLINK currently operates over 350,000 access lines and provides services in 48 markets.

NEXTLINK is the largest holder of broadband fixed-wireless spectrum in North America, with licenses covering 95 percent of the population in the 30 largest U.S. cities. NEXTLINK's fixed-wireless capabilities will complement and extend the reach of its local fiber optic networks in the markets in which NEXTLINK has spectrum.

NEXTLINK has also acquired exclusive rights to use certain fibers and a conduit throughout a 16,000-mile high-speed, IP-centric fiber optic backbone network that will connect over 50 cities in the United States and Canada. The network is expected to be completed in 2001, with NEXTLINK turning on segments of the network by late 1999. Through this unrivaled collection of facilities, NEXTLINK will provide integrated, end-to-end telecommunications solutions to its customers.

Since its founding in 1978, Forstmann Little has made 25 acquisitions and significant equity investments, returning billions of dollars to its investors. The firm's best-known investments include Gulfstream Aerospace, General Instrument and Ziff-Davis Publishing. Current investments include Yankee Candle Company (NYSE: YCC), the leading maker and marketer of premium candles; Community Health Systems, a leading rural hospital company; McLeodUSA (NASDAQ:
MCLD), one of the fastest-growing integrated communications providers and Intelisys Electronic Commerce, a pioneer in Internet-based business-to-business procurement solutions. The firm currently has nearly $2 billion in committed capital for future investments.

  The Statements contained in this release, that are not historical facts are "forward-looking statements" (as such term is defined in the Private Securities
  Litigation Reform Act of 1995). Management wishes to caution the reader that these forward-looking statements, regarding matters that are not historical facts, are only predictions and are subject to risks and uncertainties. No assurance can be given that the future results will be achieved. Such risks include those identified in the Company's Form 10-K for the year ended December
    31, 1998 and other reports and registration statements on file with the Securities and Exchange Commission, and also include, but are not limited to, the Company's ability to successfully market its services to current and new customers, to design and construct fiber optic networks, install cable and facilities, including switching electronics, to develop, install and provision
LMDS equipment and interconnect that equipment with the Company's fiber networks and connect the networks, including LMDS equipment, to customers, and to interconnect with existing local exchange carriers, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, and certain risks related to the company's national network strategy.